Exhibit 5.1

July 6, 2020

Petróleo Brasileiro S.A.—Petrobras

Avenida República do Chile, 65

20035-900 Rio de Janeiro – RJ

Brazil

Petrobras Global Finance B.V.

Weena 762

3014 DA Rotterdam

The Netherlands

Ladies and Gentlemen:

We have acted as special United States counsel to Petróleo Brasileiro S.A. – Petrobras, a Brazilian corporation (sociedade de economia mista) (“Petrobras”), and Petrobras Global Finance B.V., a Dutch private company (“PGF” and, together with Petrobras, the “Companies”), in connection with the registration statements on Form F-4 (such registration statements, including the documents incorporated by reference therein, the “Registration Statements”) filed on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”), in connection with the proposed offer by the Companies to exchange up to U.S.$4,115,281,000 aggregate principal amount of PGF’s newly issued 5.093% Global Notes due 2030 (the “New Notes”) to be registered under the Securities Act, for an equal principal amount of PGF’s issued and outstanding 5.093% Global Notes due 2030 (the “Old Notes”).

The New Notes are to be issued under an indenture dated September 18, 2019 (the “Indenture”) among the Companies, The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”), and The Bank of New York Mellon SA/NV, Luxembourg Branch. The New Notes will have the benefit of a guaranty, the “Guaranty” and, together with the New Notes, the “Securities”), between Petrobras and the Trustee.

Petróleo Brasileiro S.A. – Petrobras

Petrobras Global Finance B.V., p. 2

Branch. The New Notes will have the benefit of a guaranty, the “Guaranty” and, together with the New Notes, the “Securities”), between Petrobras and the Trustee.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statements;

(b)	an executed copy of the Indenture;

(c)	the form of the New Notes attached as an exhibit to the Registration Statements; and

(d)	an executed copy of the Guaranty.

In addition, we have reviewed originals or copies certified or otherwise identified to our satisfaction of such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the New Notes will conform to the forms thereof that we have reviewed and will be duly authenticated in accordance with the Indenture.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, when the New Notes have been duly executed by PGF and authenticated by the Trustee in accordance with the Indenture, and duly issued and delivered by PGF in exchange for an equal principal amount of Old Notes, (a) the New Notes will be valid, binding and enforceable obligations of PGF, entitled to the benefits of the Indenture, and (b) the Guaranty will be a valid, binding and enforceable obligation of Petrobras.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of PGF or Petrobras, (a) we have assumed that each of Petrobras and PGF and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to PGF or Petrobras regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities in relation to transactions of the type contemplated in the Indenture and the New Notes), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

Petróleo Brasileiro S.A. – Petrobras

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We express no opinion as to the subject matter jurisdiction of any U.S. federal court to adjudicate any action relating to the Guaranty, the Indenture or the New Notes where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

We note that the enforceability of the waiver in Section 15 of the Guaranty and Section 1.15 of the Indenture, as the case may be, by each of Petrobras and PGF of any immunities from court jurisdiction and from legal process is subject to the limitations imposed by the U.S. Foreign Sovereign Immunities Act of 1976.

We note that the designation in Section 15 of the Guaranty and Section 1.15 of the Indenture of any federal court in the Borough of Manhattan, the City of New York, State of New York, as the venue for actions or proceedings relating to the Guaranty, the Indenture and the New Notes, are (notwithstanding the waiver in Section 15 of the Guaranty and Section 1.15 of the Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such actions or proceedings.

We express no opinion as to the enforceability of Section 14 of the Guaranty and Section 10.13 of the Indenture relating to currency indemnity.

We note that the waiver of defenses in Sections 3 and 5 of the Guaranty may be ineffective to the extent that any such defense involves a matter of public policy in the State of New York.

The foregoing opinions are limited to the federal law of the United States of America and the law of the state of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the reference to this firm in the prospectus constituting a part of the Registration Statements under the heading “Validity of Securities”. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Francesca L. Odell
Francesca L. Odell, a Partner

Petróleo Brasileiro S.A. – Petrobras

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